Exhibit 3.1.35

CERTIFICATE OF INCORPORATION

OF

RMH TELESERVICES ASIA PACIFIC, INC.

FIRST: The name of the corporation is:

RMH TELESERVICES ASIA PACIFIC, INC.

SECOND: The address of its registered office in the State of Delaware is: 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE 19808. The name of its registered agent at such address is: CORPORATION SERVICE COMPANY.

THIRD: The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is: 100 shares of Common Stock, no par value.

FIFTH: The name and mailing address of the incorporator is as follows:

Name	Address
Jennifer L. Dombrowski	1650 Arch Street
22nd Floor
Philadelphia, PA 19103-2097

SIXTH: In furtherance and not in limitation of the powers conferred by the statute, the Board of Directors is expressly authorized and empowered to make, alter or repeal the bylaws of the corporation.

SEVENTH: All votes, including those for the election of directors, may be taken by voice except as otherwise specifically provided in the corporate bylaws.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of

Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH: A director of this corporation shall not be personally be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided however, that this shall not exempt a director from liability (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In the case of any change in Delaware law which expands the liability of directors, the limited liability of directors shall continue as theretofore to the extent permitted by law; in case of any change in Delaware law which permits the corporation, without the requirement of any further action by the stockholders or directors of the corporation, to limit further the liability of directors, then such liability thereupon shall be so limited to the extent permitted by law.

IN WITNESS WHEREOF, I have hereto set my hand and seal this 16th day of December, 2002.

/s/ Jennifer L. Dombrowski
Jennifer L. Dombrowski, Sole Incorporator

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR REGISTERED OFFICE

OF

RMH TELESERVICES ASIA PACIFIC, INC.

(Pursuant to Section 133 of the Delaware General Corporation Law)

FIRST: The Board of Directors of RMH Teleservices Asia Pacific, Inc., a Delaware Corporation, on this 26th day of May, 2005, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is changed to 1201 Market Street, Suite 800, Wilmington, Delaware 19801 County of New Castle.

SECOND: The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served is hereby changed to NCO Funding, Inc.

THIRD: The Corporation does hereby certify that the foregoing is a true copy of the resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 26th day of May, 2005.

By:	/s/ Gail Susan Ball
Name:	Gail Ball
Title:	Vice President